Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2024 relating to the financial statements of The Davey Tree Expert Company, appearing in the Annual Report on Form 10-K of The Davey Tree Expert Company for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

October 1, 2024